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Exhibit 11

        Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding. Stock options are considered common stock equivalents for purposes of calculating diluted earnings per share. All earnings per share data for CB Bancshares are adjusted to reflect the 10% stock dividend paid on June 27, 2003.

			CPF Historical Data(2)
	Pro Forma(1)		Six Months Ended June 30,
					Year Ended December 31,
	Six Months Ended June 30, 2003	Year Ended December 31, 2002
			2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands)
Basic earnings per share computation
Numerator:
Net income available to common stockholders	$	$41,965	$16,560	$15,214	$33,283	$28,705	$19,434	$16,326	$15,069
Denominator:
Weighted average common shares outstanding		22,952	16,018	15,903	15,931	16,410	17,834	19,260	20,708
Basic earnings per share	$	$1.83	$1.03	$0.96	$2.09	$1.75	$1.09	$0.85	$0.73
Diluted earnings per share computation
Numerator:
Net income available to common stockholders	$	$41,965	$16,560	$15,214	$33,283	$28,705	$19,434	$16,326	$15,069
Denominator:
Weighted average common shares outstanding		22,952	16,018	15,903	15,931	16,410	17,834	19,260	20,708
Incremental shares from conversion of options		395	381	356	395	350	298	220	156
Weighted average diluted shares outstanding		23,347	16,399	16,259	16,326	16,760	18,132	19,480	20,864
Diluted earnings per share	$	$1.80	$1.01	$0.94	$2.04	$1.71	$1.07	$0.84	$0.72

(1)
Pro Forma data reflect CB Bancshares historical data, which is adjusted to reflect the 10% stock dividend paid on June 27, 2003, and CPF historical data, adjusted to give effect to the exchange offer and the proposed merger.

(2)
CPF historical data derived from information contained in CPF's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2003 and Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which are incorporated by reference into this registration statement.

	CB Bancshares Historical Data(3)
	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands)
Basic earnings per share computation
Numerator:
Net income available to common stockholders	$8,332	$7,157	$13,482	$6,150	$11,218	$306	$8,369
Denominator:
Weighted average common shares outstanding	4,260	4,225	4,254	4,225	4,288	4,576	4,728
Basic earnings per share	$1.95	$1.69	$3.17	$1.46	$2.62	$0.07	$1.77
Diluted earnings per share computation
Numerator:
Net income available to common stockholders	$8,332	$7,157	$13,482	$6,150	$11,218	$306	$8,369
Denominator:
Weighted average common shares outstanding	4,260	4,225	4,254	4,225	4,288	4,576	4,728
Incremental shares from conversion of options	106	76	75	56	—	1	9
Weighted average diluted shares outstanding	4,366	4,301	4,329	4,281	4,288	4,577	4,737
Diluted earnings per share	$1.91	$1.66	$3.12	$1.44	$2.62	$0.07	$1.77

(3)
CB Bancshares historical data derived from information contained in CB Bancshares' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2003 and Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which are incorporated by reference into this registration statement. All earnings per share data and weighted average common shares outstanding data for CB Bancshares is adjusted to reflect the 10% stock dividend paid on June 27, 2003. Earnings per share data and weighted average common shares outstanding data for CB Bancshares for the years ended December 31, 2001, 2000, 1999 and 1998 is also adjusted to reflect the 10% stock dividend paid in 2002, and earnings per share data and weighted average common shares outstanding data for CB Bancshares for the years ended December 31, 2000, 1999 and 1998 is also adjusted to reflect the 10% stock dividend paid in 2001.

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  Exhibit 11